Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Micki Sievwright	J.C. Weigelt
msievwright@sjm.com	jweigelt@sjm.com
Tel 651 756 4615	Tel 651 756 4347

St. Jude Medical Reports Third Quarter 2014 Results

ST. PAUL, Minn. – October 15, 2014 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the third quarter ended September 27, 2014.

Third quarter highlights:

•                  Net sales increased 3 percent and adjusted net earnings per share increased 8 percent compared with the third quarter in 2013

•                  The CardioMEMS™ HF System received approval from the Center for Medicare and Medicaid Services for New Technology Add-On Payment, helping to ensure that Medicare patients have access to this innovative monitoring technology

•                  With the completion of its acquisition of NeuroTherm, Inc., the company is now the only medical device manufacturer with a chronic pain product portfolio that offers both radiofrequency ablation and spinal cord stimulation

Third Quarter 2014 Sales

The company reported net sales of $1.372 billion in the third quarter of 2014, an increase of approximately 3 percent on a reported basis over net sales of $1.338 billion in the third quarter of 2013. Foreign currency translations were not significant to overall sales results in the quarter.

Commenting on the company’s financial results, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “During the third quarter, sales growth accelerated in the U.S. due to the strength of our innovation and new products such as our CardioMEMS heart failure monitoring system. However, sales growth in our international markets was slower than expected and we have adjusted our outlook for the fourth quarter accordingly. We remain firmly committed to delivering an innovation-based growth program that adds significant value to the health care system by improving patient care while reducing costs.”

Cardiac Rhythm Management (CRM)

Total CRM sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $688 million for the third quarter of 2014, a 1 percent increase compared with the third quarter of 2013.

Of that total, ICD product sales were $422 million in the third quarter, a 1 percent increase compared with the third quarter of 2013.

Third quarter pacemaker sales were $266 million, a 1 percent increase compared with the third quarter of 2013.

Atrial Fibrillation (AF)

AF product sales for the third quarter totaled $253 million, an 8 percent increase over the third quarter of 2013.

Cardiovascular

Total Cardiovascular sales, which primarily include vascular and structural heart products, were $324 million for the third quarter of 2014, a 2 percent increase compared to the third quarter of 2013.

Total structural heart product sales for the third quarter of 2014 were $155 million, a 4 percent increase compared with the third quarter of 2013.

Sales of vascular products in the third quarter of 2014 were $169 million, a 1 percent increase over the third quarter of 2013.

Neuromodulation

Neuromodulation product sales were $107 million in the third quarter of 2014, a 3 percent increase compared with the third quarter of 2013.

Third Quarter Earnings Results

In the third quarter, the company recognized net after-tax charges of $39 million, or $0.14 per share, primarily related to product field actions, impairment charges and restructuring activities. Including these items, reported net earnings for the third quarter of 2014 were $238 million or $0.82 per share, compared with reported net earnings for the third quarter of 2013 of $262 million or $0.90 per share.

In accordance with GAAP, reported net earnings for the third quarter 2014 do not include any benefit from the research and development tax credit, which has yet to be extended for 2014. Including the benefit of this adjustment and excluding the third quarter charges, adjusted net earnings for the third quarter of 2014 were $281 million, or $0.97 per share, an 8 percent increase compared with adjusted net earnings for the third quarter of 2013 of $0.90 per share. A reconciliation of the company’s non-GAAP adjusted net earnings per share to the company’s GAAP net earnings per share is provided in the schedules at the end of the press release.

Fourth Quarter and Full-Year 2014 Sales and Earnings Guidance

For the fourth quarter, St. Jude Medical expects revenue to be in the range of $1.385 billion to $1.465 billion. For the full-year 2014, the company now expects total revenue to be in the range of $5.568 billion to $5.648 billion. During a conference call today, St. Jude Medical will provide its range for revenue expectations for the fourth quarter and full-year 2014 by product category.

The company expects its consolidated adjusted net earnings for the fourth quarter of 2014 to be in the range of $1.02 to $1.04 per share and for full-year 2014 consolidated adjusted net earnings to now be in the range of $3.97 to $3.99. A further reconciliation of the company’s quarterly and annual guidance is provided in the schedules below.

Non-GAAP Financial Measures

The company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as acquisition-related costs, restructuring charges, impairment charges, litigation charges & settlements or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as acquisitions, business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation, discrete income tax adjustments and resolution of audits by tax authorities) that vary in frequency and impact on the company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the company as well as to compare results of current periods to prior periods on a consolidated basis.

The company provides constant-currency sales growth and constant-currency adjusted net earnings per share growth because St. Jude Medical management believes that in order to properly understand the company’s short-term and long-term financial trends, investors may wish to consider the impact of foreign currency translation on net sales and adjusted net earnings. St. Jude Medical management uses constant-currency growth measurements to forecast and evaluate the operational performance of the company as well as to compare results of current periods to prior periods.

To measure net sales growth in constant currency, the current period net sales are translated at the comparable prior period foreign currency exchange rates. To measure adjusted net earnings per share growth in constant currency, the current period adjusted net earnings per share is translated at the comparable prior period foreign currency exchange rates.

Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s third quarter earnings call can be heard live via webcast today beginning at 7 a.m. CDT (also archived for 90 days) on the Investor Relations section of our website, investors.sjm.com.

St. Jude Medical will also be tweeting live during the call on our Investor Relations Twitter account, @StJudeMedicalIR.

About St. Jude Medical

St. Jude Medical is a global medical device manufacturer dedicated to transforming the treatment of some of the world’s most expensive epidemic diseases. The company does this by developing cost-effective medical technologies that save and improve lives of patients around the world. Headquartered in St. Paul, Minn., St. Jude Medical has four major clinical focus areas that include cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2014. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(Unaudited)

	September 27, 2014	December 28, 2013
Cash and cash equivalents	$1,294	$1,373
Accounts receivable, net	1,334	1,422
Inventories	813	708
Other current assets	385	407
Property, plant & equipment, net	1,360	1,410
Goodwill	3,577	3,524
Other intangible assets, net	906	911
Other assets	567	493
Total assets	$10,236	$10,248

Current debt obligations	$810	$62
Other current liabilities	1,178	1,318
Long-term debt	3,054	3,518
Deferred income taxes, net	263	240
Long-term other liabilities	786	706
Total equity	4,145	4,404
Total liabilities & equity	$10,236	$10,248

Summary of Third Quarter 2014 Sales and Reconciliation to Constant Currency Sales Growth
(in millions)
(unaudited)	3Q14 Sales	3Q13 Sales	Reported % Change vs. 3Q13	Constant Currency % Change vs. 3Q13	Reported $ Change vs. 3Q13	Constant Currency $ Change vs. 3Q13
Total Sales	$1,372	$1,338	3%	2%	$34	$33
Total International Sales	$706	$692	2%	2%
Total U.S. Sales	$666	$646	3%
Worldwide Cardiac Rhythm Management	$688	$682	1%	1%	$6	$5
International Cardiac Rhythm Management	$315	$322	-2%	-2%
U.S. Cardiac Rhythm Management	$373	$360	4%
Worldwide ICD	$422	$418	1%	1%	$4	$3
International ICD	$160	$165	-3%	-4%
U.S. ICD	$262	$253	4%
Worldwide Pacemakers	$266	$264	1%	1%	$2	$2
International Pacemakers	$155	$157	-1%	-1%
U.S. Pacemakers	$111	$107	4%
Worldwide Atrial Fibrillation	$253	$235	8%	8%	$18	$18
International Atrial Fibrillation	$155	$139	12%	12%
U.S. Atrial Fibrillation	$98	$96	2%
Worldwide Cardiovascular	$324	$317	2%	2%	$7	$7
International Cardiovascular	$204	$203	0%	0%
U.S. Cardiovascular	$120	$114	5%
Worldwide Neuromodulation	$107	$104	3%	3%	$3	$3
International Neuromodulation	$32	$28	14%	14%
U.S. Neuromodulation	$75	$76	-1%

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

(Unaudited)

	Three Months Ended				Nine Months Ended

	September 27, 2014		September 28, 2013		September 27, 2014		September 28, 2013
Net sales	$1,372		$1,338		$4,183		$4,079
Cost of sales:
Cost of sales before special charges	388		383		1,177		1,123
Special charges	24		2		51		21
Total cost of sales	412		385		1,228		1,144
Gross profit	960		953		2,955		2,935

Selling, general & administrative expense	476		452		1,464		1,409
Research & development expense	169		172		517		505
Special charges	45		16		103		118
Operating profit	270		313		871		903
Other expense, net	20		17		61		248
Earnings before noncontrolling interest and income taxes	250		296		810		655
Income tax expense (benefit)	18		44		93		74
Net earnings before noncontrolling interest	232		252		717		581
Net loss attributable to noncontrolling interest	(6)		(10)		(40)		(19)
Net earnings attributable to St. Jude Medical, Inc.	$238		$262		$757		$600

Adjusted net earnings attributable to St. Jude Medical, Inc. (Non-GAAP)	$281	(1)	$262	(2)	$854	(3)	$800	(4)

Diluted net earnings per share attributable to St. Jude Medical, Inc.	$0.82		$0.90		$2.62		$2.08
Adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP)	$0.97	(1)	$0.90	(2)	$2.95	(3)	$2.77	(4)

Cash dividends declared per share	$0.27		$0.25		$0.81		$0.75

Weighted average shares outstanding- diluted	290.0		292.0		289.4		288.7

(1)  Third quarter 2014 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. exclude the following after-tax items totaling $39 or $0.14 per share:

- $12 charges, or $0.04 per share, primarily related to restructuring activities. The associated pre-tax amount of $16 was recorded as a Special Charge to Cost of sales ($1) and Special charges ($15).

- $13 charges, or $0.04 per share, of acquisition-related costs primarily related to contingent consideration fair value adjustments, acquired inventory step-up amortization expense and other transaction costs.

The associated pre-tax amount of $15 was recorded to Cost of sales before special charges ($2) and Selling, general & administrative expense ($13).

- $22 charges, or $0.08 per share, related to product field action costs and litigation costs. The associated pre-tax amount of $28 was recorded as a Special charge to Cost of sales ($23) and Special charges ($5).

- $16 charges, or $0.06 per share, related to intangible asset impairment charges. The associated pre-tax amount of $25 was recorded to Special charges.
- $24 income tax benefit, or $0.08 per share, related to discrete income tax adjustments.

Third quarter 2014 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. include $4 of income tax benefit, or $0.01 per share, for the third quarter expected benefit from the federal research and development tax credit not yet extended for 2014.

(2)  Third quarter 2013 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. exclude after-tax charges of $15 million, or $0.05 per share, primarily related to acquisition-related costs and continued actions associated with our previously announced restructuring activities. The associated pre-tax amount of $22 was recorded as Cost of sales before special charges ($3), a Special Charge to Cost of sales ($2), Selling, general & administrative expense ($1) and Special charges ($16).

Third quarter 2013 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. also exclude an income tax benefit of $15 million, or $0.05 per share, related to the settlement of domestic tax audits.

(3)  First nine months 2014 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. exclude the following after-tax items totaling $85 or $0.30 per share:

- $77 charges, or $0.26 per share, primarily related to restructuring activities. The associated pre-tax amount of $110 was recorded as a Special Charge to Cost of sales ($28) and Special charges ($82).

- $24 charges, or $0.08 per share, of acquisition-related costs primarily related to contingent consideration fair value adjustments, acquired inventory step-up amortization expense and other transaction costs.

The associated pre-tax amount of $48 was recorded to Cost of sales before special charges ($2) and Selling, general & administrative expense ($46).

- $33 charges, or $0.12 per share, related to product field action costs and litigation costs. The associated pre-tax amount of $46 was recorded as a Special charge to Cost of sales ($23) and Special charges ($23).

- $16 charges, or $0.06 per share, related to intangible asset impairment charges. The associated pre-tax amount of $25 was recorded to Special charges.
- $17 benefit, or $0.06 per share, related to a favorable judgment and resolution of a patent infringement case. The associated pre-tax amount of $27 was recorded as a benefit to Special charges.
- $48 income tax benefit, or $0.16 per share, related to discrete income tax adjustments.

First nine months 2014 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. include $12 of income tax benefit, or $0.03 per share, for the first nine months expected benefit from the federal research and development tax credit not yet extended for 2014.

(4)  First nine months 2013 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. exclude the following after-tax items totaling $200 or $0.69 per share:

- $113 charges, or $0.38 per share, primarily related to transaction costs, acquired inventory step-up amortization expense and other acquisition-related costs and continued actions associated with our previously announced restructuring activities. The associated pre-tax amount of $141 was recorded as Cost of sales before special charges ($4), a Special Charge to Cost of sales ($21), Selling, general & administrative expense ($4), Special charges ($83) and Other expense, net ($29).

- $14 charges, or $0.05 per share, related to a license dispute settlement charge. The associated pre-tax amount of $22 was recorded to Special charges.
- $8 charges, or $0.03 per share, related to intangible asset impairment charges. The associated pre-tax amount of $13 was recorded to Special charges.

- $101 charges, or $0.35 per share related to debt retirement costs primarily associated with the make-whole provisions of long-term notes retired in the second quarter of 2013 prior to their scheduled maturities.

The associated pre-tax amount of $161 was recorded to Other expense, net.

-$21 income tax benefit, or $0.07 per share, for the benefit relating to 2012 from the federal research and development tax credit extended in the first quarter of 2013, retroactive to the beginning of the 2012 tax year.

-$15 income tax benefit, or $0.05 per share, for the benefit related to the settlement of domestic tax audits.

2014 Earnings Guidance Reconciliation

	Fourth Quarter 2014		Full Year 2014

Estimated 2014 diluted net earnings per share attributable to St. Jude Medical,Inc.	$ 0.93 - $ 0.95		$ 3.55 - $ 3.57
Restructuring charges	0.05	(5)	0.31	(5)
Acquisition-related charges	0.06	(6)	0.14	(6)
Product litigation costs and other legal matter adjustments	(0.04)	(7)	0.02	(7)
Intangible asset impairment charges	-		0.06	(8)
Discrete income tax adjustments	-		(0.16)	(9)
Federal R&D tax credit 2014 extension	0.02	(10)	0.05	(10)
Estimated 2014 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP)	$ 1.02- $ 1.04		$ 3.97 - $ 3.99

(5)         The Company’s above estimated 2014 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) excludes the impact of after-tax charges expected to be recognized related to ongoing business restructuring activities.

(6)         The Company’s above estimated 2014 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) excludes the impact of after-tax charges expected to be recognized related to acquisition-related activities.

(7)         The Company’s above estimated 2014 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) excludes the impact of after-tax items expected to be recognized related to product field action costs, litigation costs and the favorable judgment and resolution of patent infringement matters.

(8)         The Company’s above estimated 2014 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) excludes the impact of after-tax items recognized in the third quarter of 2014 related to intangible asset impairment charges.

(9)         The Company’s above estimated 2014 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) excludes the impact of discrete income tax benefits recognized in the second and third quarters of 2014.

(10)  The federal research and development tax credit has not yet been extended for 2014.  The Company’s above estimated 2014 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (non-GAAP) assumes that the tax credit will be enacted for the full year 2014.

Reconciliation to Constant Currency Sales Growth Guidance

(in millions)

(unaudited)	Estimated 4Q14	4Q13	Estimated 4Q14 % Change vs. 4Q13	Estimated Constant Currency % Change vs. 4Q13	Estimated Net Sales Change vs. 4Q13	Estimated Constant Currency Net Sales Change vs. 4Q13
Total Sales	$1,385 - $1,465	$1,422	(3)% - 3%	1% - 7%	($37) - $43	$13 - $103

Reconciliation to Constant Currency Sales Growth Guidance

(in millions)

(unaudited)	Estimated Full Year 2014	Full Year 2013	Estimated 2014 % Change vs. 2013	Estimated Constant Currency % Change vs. 2013	Estimated Net Sales Change vs. 2013	Estimated Constant Currency Net Sales Change vs. 2013
Total Sales	$5,568 - $5,648	$5,501	1% - 3%	3% - 4%	$67 - $147	$137 - $227

Reconciliation to Constant Currency Adjusted Diluted Net Earnings per Share Growth Guidance

(unaudited)

	Estimated Full Year 2014	Full Year 2013	Estimated 2014 % Change vs. 2013	Estimated Constant Currency % Change vs. 2013	Estimated Adj EPS Change vs. 2013	Estimated Constant Currency Adj EPS Change vs. 2013
Adjusted Diluted Net Earnings per Share (EPS)	$3.97 - $3.99	$3.76	6%	7% - 8%	$0.21 - $0.23	$0.28 - $0.30